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                                  Exhibit 7(a)



STATE OF NORTH CAROLINA
COUNTY OF WAKE
                                               IRREVOCABLE TRUST AGREEMENT
                                                            FOR
                                                      CARMEN P. HOLDING

                  THIS AGREEMENT, made the 28th day of March, 1990, and executed in duplicate, between LEWIS R. HOLDING of Wake County, North Carolina, hereinafter called the Grantor, and GEORGE H. BROADRICK, hereinafter called the Trustee,
                              W I T N E S S E T H :
                                    ARTICLE I
                                  TRUST CORPUS

                  Section 1. Trust Property. The Grantor has this day delivered to the Trustee the property described in Schedule A attached hereto, and the Trustee agrees to hold, administer and distribute all of the aforesaid assets (together with all additions thereto and all reinvestments thereof) as the principal of a trust estate in accordance with the terms and provisions hereinafter set out.
                  Section 2. Additions to Corpus. The Grantor or any other person may, at any time and from time to time, add cash, securities or other property to the principal of the trust estate herein created, by deed, gift, Will or other means, with the consent of the Trustee. Any additions to the trust estate shall be held, administered and distributed as an integral part of the principal thereof in accordance with all of the terms and provisions of this Agreement.
                                   ARTICLE II
                                TRUST IRREVOCABLE

                  This Agreement is hereby declared to be irrevocable and the Grantor shall have no right to alter or amend same in any respect or particular.





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                                   ARTICLE III
                                POWERS OF TRUSTEE

                  The Trustee shall receive, hold, manage, convert, sell, exchange, assign, alter, invest, reinvest and otherwise deal with the above-described properties as said Trustee in the Trustee's discretion shall deem to be for the best interests of the beneficiaries hereunder. Without in any way limiting the generality of the foregoing and subject to North Carolina General Statute Section 32-26, the Grantor hereby grants to the Trustee all of the powers set forth in North Carolina General Statute Section 32-27. These powers hereby are incorporated by reference and made a part of this instrument, and such powers are intended to be in addition to and not in substitution of other powers conferred by law.
                  Section 1. Retention of Original Assets. The Trustee is authorized to retain as an asset of this trust estate any property deposited to the trust by the Grantor during the Grantor's lifetime or transferred to the trust after the death of the Grantor under the terms of the Grantor's Will. Such authority shall not impair the power of sale or exchange or any other powers or discretion given the Trustee, but if said assets or any of them are retained by the Trustee for the duration of the trust or any shorter period of time, the Trustee shall not be responsible or liable for any loss or decrease in the value of said assets or any of them, or the trust, by reason of such retention.
                  Section 2. Authorization for Business Enterprise. If any interest in a business enterprise (whether operated in the form of a corporation, a partnership or a sole proprietorship) shall form a part of any trust created hereunder, the Grantor hereby vests the Trustee, including any successor Trustee, with the power and authority (in addition to all other powers granted herein) to retain and continue to operate the business for such period as the Trustee may deem advisable (without regard to diversification in other types of investments), or to sell or liquidate all or any


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part of any business at such time and price and upon such terms and conditions
(including credit) as the Trustee may determine.
                  The Grantor is aware that certain risks are inherent in the operation of any business. Therefore, the Grantor directs that the Trustee shall not be held liable for any loss resulting from the retention and operation of any business unless such loss shall result directly from the Trustee's gross negligence or willful misconduct. In determining any question of liability for losses, it should be considered that the Trustee is engaging in a speculative enterprise at the Grantor's express request.
                  Section 3. Retention of Bank Stock. The Grantor confers upon the Trustee (in addition to the powers conferred by the laws of North Carolina and those contained in the provisions of this Agreement, notwithstanding any statute, rule of law or rule or regulation of any supervisory authority) the following powers regarding any stock of FIRST CITIZENS BANCSHARES, INC., FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC., FIDELITY BANCSHARES (N.C.), INC., SOUTHERN BANCSHARES (N.C.), INC., or any successor corporation, holding company or any other entity of said corporations the following powers:
                  A. Retention. To retain any such shares of stock which the Grantor shall own at the time of his death until the Trustee shall determine that there exists some circumstances or condition (other than desirability of diversification) which shall cause it to decide that the sale or other conversion of all or any portion of said stock is definitely advisable and for the best interests of the trust and beneficiaries concerned.
                  B. Voting. To vote any such shares of stock. Provided, however, it is the Grantor's desire that the Trustee consult with such of the then current income beneficiary or beneficiaries hereof as shall have attained the age of forty (40) years in connection with the voting of such stock; but the Grantor specifically directs that the Trustee shall not be bound to vote such stock in accordance with the preference of any such beneficiary. Notwithstanding any other provision herein, during such time as


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FIRST-CITIZENS BANK & TRUST COMPANY shall be serving as Trustee, such stock shall be voted by the Trustee as directed by the Grantor's daughter, CARMEN P. HOLDING, if she shall then be living, otherwise by the Grantor's daughter, CAROLINE R. HOLDING, if she shall then be living. If the Grantor shall have no children then living who shall have attained the age of twenty-one (21) years, such shares shall be voted by the Trustee as directed by a majority of such of the Grantor's grandchildren as shall then be living and shall have attained the age of twenty-one (21) years. If the Grantor shall have no children or grandchildren then living who shall have attained the age of twenty-one (21) years, such shares shall be voted by the Trustee as directed by FRANK B. HOLDING if he shall then be living, otherwise as directed by a majority of such of his children as shall then be living and shall have attained the age of twenty-one
(21) years.
                  C. Acquisition. To acquire by purchase, exchange or otherwise additional shares of stock in said corporations.
                  D. Receipt. To receive and retain shares of said stock issued as a stock dividend.
                  E. Subscription. To subscribe for, receive, and retain the proportion to which the trust may be entitled in any additional shares of stock hereafter lawfully authorized by the stockholders and any decision of the Trustee in connection with the retention, voting, sale or exchange of said stock or stock in any other corporation held by it shall be conclusive and binding upon all persons and for all purposes.
                  F. Trustee's Liability. The Trustee shall not be liable for any loss or decrease in value which may arise by reason of the exercise of the powers herein conferred.
                  Section 4. Employment of Agents. The Trustee is authorized to employ accountants, attorneys and such agents as the Trustee may deem advisable and to pay from funds of the trust reasonable compensation for their services. In the event any suit or other legal action or proceeding is brought against this trust, against the Trustee in the capacity of Trustee, or against the


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Trustee individually (but arising from or growing out of service as Trustee), or against the Grantor or any other person (but arising from or connected with the creation of said trust or any transfer of assets made into the said trust or otherwise relating to said trust), then in such event, all of the attorney fees, court costs and other expenses incident to such litigation or proceeding incurred by said trust, Trustee, Grantor or other person shall be borne by this trust as an expense hereof.
                  Section 5. Transactions with Grantor or Grantor's Spouse. Provided that all such purchases, sales or exchanges shall be made at the fair market value of such asset at the time of the transaction, the Trustee, in the discretion of the Trustee, may acquire, purchase, sell, exchange or otherwise transfer properties with the Grantor or the Grantor's spouse and hold or dispose of them in accordance with the terms of this Trust Agreement.
                  Section 6. Dealing with Trustee. Anyone dealing with the Trustee is not required to see to the application by the Trustee of the funds or other properties it receives. The Trustee shall not be liable for depreciation in the value of properties held in trust or for reasonable errors of judgment, or for any act, or failure to act, not amounting to gross negligence, bad faith or positive wrongdoing.
                                   ARTICLE IV
                             DISPOSITIVE PROVISIONS
                  Trustee shall administer the trust estate created hereunder upon the following terms and provisions and for the following uses and purposes and shall disburse the income and corpus as hereinafter set forth:
                  Section 1. Withdrawal by Beneficiary. CARMEN P. HOLDING shall have the right in any calendar year (following the year of creation of this trust) to withdraw the full amount of any cash, securities, insurance policies or other assets contributed to the trust in that calendar year. The Trustee shall notify CARMEN P. HOLDING within thirty (30) days of such transfer or other contribution to the trust. Such right of withdrawal shall be



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exercised in each case by written notification to the Trustee (received by the
Trustee within thirty (30) days of the date of mailing of the notification of contribution) to that effect, specifying the cash or assets at current market value to be withdrawn; and promptly thereafter the Trustee shall make such distribution. All rights of withdrawal not exercised as hereinabove provided shall lapse upon the expiration of the time provided. Such right of withdrawal shall be non-cumulative, and any cash or assets not withdrawn within the time set and by the procedure herein established shall be held and administered in accordance with the terms and provisions of this trust. In creating this power, it is the intent of the Grantor to create an annual non-cumulative power of invasion which will qualify any transfer of property to the trust as a transfer of a present interest under Section 2503(b) of the Internal Revenue Code and will not be treated as a release of such power as that term is defined in
Section 2514(e) of said Code.
                  Section 2. Disbursements from Trust. After satisfying the requests for withdrawals, if any, made pursuant to the provisions of Section 1 above, the Trustee shall continue to hold the remainder of this trust estate in trust under the following terms and provisions:
                  A. Income. Until the death of the Grantor's daughter, CARMEN
P. HOLDING, all or any part of the net income derived from this trust estate may be paid to or applied for the benefit of the Grantor's said daughter as the Trustee in the Trustee's sole discretion shall from time to time determine. Any income not so used may be accumulated as income or may be transferred to principal and reinvested; and any funds so accumulated may subsequently be used in any manner as provided herein.

                  B. Principal. The Trustee is authorized to pay to or apply for the benefit of the Grantor's daughter, CARMEN P. HOLDING, so much of the principal of this trust estate as the Trustee in the Trustee's sole discretion shall from time to time determine.


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                  C. Distribution on Death of Daughter. So much of the principal and accumulated income of this trust as shall remain in the hands of the Trustee at the time of the death of the Grantor's daughter, CARMEN P. HOLDING, shall be transferred and delivered, discharged of the trust to such appointee or appointees of said daughter, including the daughter's estate, and in such amounts or proportions and upon such terms and provisions as said daughter shall appoint and direct in an effective Will or Codicil specifically referring to this power of appointment. The Trustee may rely upon an instrument admitted to probate in any jurisdiction as the Last Will of the said daughter, but if it has no written notice of the existence of such a Will within a period of three months after the death of the daughter, it may be presumed that the said daughter died intestate and the Trustee shall be protected in acting in accordance with such presumption. If this power of appointment shall not be effectually exercised as aforesaid as to all or any portion of such principal or accumulated income, so much of the said principal or accumulated income as shall not have been disposed of by the effectual exercise of such power of appointment shall vest in and be delivered to CARMEN P. HOLDING'S surviving issue per stirpes. If she shall leave no issue surviving, the principal and accumulated income shall vest in and be delivered to the Grantor's living issue per stirpes. If no issue of the Grantor shall then be living, the principal and accumulated income shall vest in and be delivered to the living issue per stirpes of the Grantor's brother, FRANK B. HOLDING.
                  Notwithstanding the foregoing, if any portion of this trust would otherwise pass to a child of the Grantor for whose benefit the Grantor has established a trust with similar distribution, vesting and termination provisions to those contained herein, and if said trust is still active and has assets therein, then such child's portion shall pass directly to and be added to the principal of said trust for such child, to be administered and disposed of as a part of said trust.



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                  D. Holdback to Age 25. If any of the funds and properties
constituting a part of a trust shall vest in any person who shall be under twenty-five (25) years of age at the time of the vesting thereof in accordance with the foregoing provisions of this Article IV, such principal and accumulated income so vesting nevertheless shall continue to be held in trust by the Trustee under the provisions hereof and be administered as a separate trust and the net income therefrom or the principal thereof shall be applied, in such manner and at such intervals and in such amounts as the Trustee in the Trustee's sole discretion shall deem requisite or desirable for the suitable health, education, support and maintenance of such person until he or she shall attain the age of twenty-five (25) years, or, if such person shall die prior to his or her attainment of twenty-five (25) years, to such person's executors or administrators.
                  E. Termination of Trusts. Notwithstanding any provisions hereof to the contrary, if during the administration of any trust or trusts hereunder, the Trustee in the Trustee's absolute discretion determines that the value of any such trust is such that the continuation thereof is uneconomic, or if the Trustee in the Trustee's absolute discretion determines that the continuation of this trust is not in the best interests of the beneficiaries, then the Trustee, in the Trustee's absolute discretion, may terminate any such trust or trusts and deliver the assets, discharged of all trusts, to the living beneficiaries who are then or would have been entitled to the income therefrom and in the same proportions; but if no beneficiary is then entitled to a specific portion of such income, then to the living income beneficiaries, per stirpes.
                                    ARTICLE V
                                SUCCESSOR TRUSTEE

                  GEORGE H. BROADRICK shall initially serve as sole Trustee of all trusts created under this Trust Agreement with full power and authority to exercise all powers and authority herein granted. GEORGE H. BROADRICK and any successor Trustee (whether named herein or appointed pursuant to the following provisions of this Article)



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shall have the right and authority to resign (without the approval of the Clerk of Superior Court, any Court or any other person) or to renounce the right to serve. Upon the death, incapacity or resignation of the said GEORGE H. BROADRICK or any successor Trustee (whether named herein or appointed as hereinafter provided), such Trustee shall have the right either during lifetime or at death to appoint any other individual or individuals or any corporation or corporations to serve as successor Trustee hereunder. Any Trustee so appointed shall have the same authority to appoint one or more successor Trustees to exercise all power herein conferred, including the power to appoint a further successor Trustee.
                  Upon the death, incapacity or resignation of any Trustee then serving without the appointment of a successor Trustee as provided herein, FRANK
B. HOLDING shall assume all duties and responsibilities as Trustee. Upon the death, incapacity or resignation of the said FRANK B. HOLDING, without the appointment of a successor Trustee as provided herein, ELLA ANN HOLDING shall assume all duties and responsibilities as Trustee. Upon the death, incapacity or resignation of the said ELLA ANN HOLDING, without appointment of a successor Trustee as provided herein, FIRST-CITIZENS BANK & TRUST COMPANY shall assume all duties and responsibilities as Trustee.
                   Any successor Trustee, whether named herein or appointed as provided above, shall have no duty or responsibility to examine any action or failure to act on the part of GEORGE H. BROADRICK or any other previous Trustee, and any such successor Trustee shall not be liable or responsible for any loss or decrease in value of the trust or for any other consequences of the action or failure to act of the original or other previous Trustee hereunder. No approval shall be required by any Court of the accounting or other records of any Trustee hereunder specifically including the final accounting of the original or other previous Trustee.
                  Notwithstanding any other provision of this Article, in no event shall the Grantor, any beneficiary hereof, or anyone whose



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appointment would cause the Grantor or the Grantor's estate to be taxed on all or any part of the principal or income of this trust, be appointed or be eligible to serve as a successor Trustee.
                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS
                  Section 1. Governing Law. This Agreement (except as herein otherwise expressly provided) shall be governed by and construed in accordance with, and the administration of properties held in trust hereunder shall be determined by, the laws of the State of North Carolina without regard to the domicile or residence of the Grantor or the situs of any property held in trust hereunder.
                  Section 2. Grammatical Usage. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.
                  Section 3. Invalid Provision. If any provision herein or application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term or provision or covenant to any other circumstance or situation shall not be affected thereby, and each term or provision and covenant herein shall be valid and enforceable to the full extent permitted by the law.
                  Section 4. First-Citizens Bank & Trust Company. Any reference contained herein to FIRST-CITIZENS BANK & TRUST COMPANY shall include any successor resulting from a reorganization, merger or consolidation of such Bank.
                  Section 5. Duplicate Originals. There are duplicate originals of this Trust Agreement.
                  Section 6. Merger. In the event that the Grantor or the Grantor's spouse establishes another trust or trusts for the beneficiaries hereof with similar objectives and termination provisions to those contained herein for such beneficiaries, whether such trust or trusts are in existence at the time of the



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creation of this trust or later come into existence, then the Grantor authorizes and directs the Trustee to merge, combine and commingle the assets of any trust or trusts created pursuant to this Trust Agreement with the assets of such trust or trusts established by the Grantor or the spouse of Grantor. The Trustee shall have the discretion to determine which of said trusts shall survive any merger of assets hereunder, and the trust or trusts from which said assets are so transferred shall terminate upon such transfer.

                                   ARTICLE VII
                             COMPENSATION OF TRUSTEE

                  As compensation for his services, GEORGE H. BROADRICK (or any individual successor Trustee) shall be entitled to retain from income (or principal) reasonable compensation commensurate with the duties and responsibilities assumed.

                  As compensation for its services, FIRST-CITIZENS BANK & TRUST COMPANY (or any corporate successor Trustee) shall be entitled to retain from income (or principal) the commissions stipulated in its regularly adopted schedule of compensation in effect and applicable at the time of the performance of such services.
                  IN WITNESS WHEREOF, the Grantor has signed this Agreement and affixed the seal adopted by the Grantor; and the Trustee, in acceptance of the trusts created hereunder, has signed this Agreement and affixed the seal adopted by the Trustee; all as of the date first above stated.



                             /s/ Lewis R. Holding              (SEAL)
                             LEWIS R. HOLDING


                             /s/ George H. Broadrick           (SEAL)
                             GEORGE H. BROADRICK





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STATE OF NORTH CAROLINA
COUNTY OF WAKE

                  On this 28th day of March, 1990, before me, a Notary Public in and for said County and State, personally appeared LEWIS R. HOLDING, known to me to be the person whose name is subscribed to the within instrument and acknowledged the due execution of the same.

                  WITNESS my hand and official seal.


                                                 /s/ Pauline L. McIver
                                                      Notary Public
My Commission expires:

5/16/94



STATE OF NORTH CAROLINA
COUNTY OF WAKE

                  On this 28th day of March, 1990, before me, a Notary Public in and for said County and State, personally appeared GEORGE H. BROADRICK, Trustee, known to me to be the person whose name is subscribed to the within instrument and acknowledged the due execution of the same.

                  WITNESS my hand and official seal.


                                                 /s/ Pauline L. McIver
                                                       Notary Public
My Commission expires:

5/16/94






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                                LEWIS R. HOLDING
                                 TRUST AGREEMENT

                                   SCHEDULE A

                  GEORGE H. BROADRICK acknowledges receipt of the following property for the purposes set forth in the foregoing Trust Agreement, of which this page is specifically made a part:

                  Cash . . . . . . . . . . . . . . .     $100.00






                  This 28th day of March, 1990.


                                            /s/ George H. Broadrick
                                            GEORGE H. BROADRICK